Exhibit 16

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously the principal accountants for Heartland Oil and Gas Corp. and, under the date of September 16, 2003, we reported on the financial statements of Heartland Oil and Gas Corp. as of and for the years ended December 31, 2002 and 2001.  Spicer Jeffries LLP's professional liability insurance coverage for public reporting companies was not renewed by our previous insurance carrier and we have been unable to obtain new insurance coverage for Public Registrants. Due to this development, we resigned our appointment as Heartland Oil and Gas Corp.'s principal accountants on March 15, 2004.  We have read Heartland Oil and Gas Corp.'s statements included under Item 4 of its Form 8-K dated March 15, 2004, and we agree with such statements. However, we are not in a position to either agree or disagree with Heartland Oil & Gas Corp.'s statement that they have engaged new auditors.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 15, 2004